SHARE PURCHASE AGREEMENT

ELEVATION ETF TRUST

This Agreement is made effective as of the __day of ____, 2016 between ALPS Fund Services, Inc., a Colorado corporation (“AFS”), and Elevation ETF Trust, a Delaware statutory trust (the “Trust”), on behalf of the funds listed in Appendix A (collectively the “Funds”).

WHEREAS, the Funds wish to sell to AFS, and AFS wishes to purchase from the Funds, shares of beneficial interest of the Funds in the amount listed on Appendix A hereto (collectively, the “Shares”); and

WHEREAS, AFS is purchasing the Shares for the purpose of acquiring the initial Shares of the Funds.

NOW, THEREFORE, the parties hereto agree as follows:

1. Simultaneously with the execution of this Agreement, AFS is delivering to the Funds payment in the amounts listed on Appendix A hereto in full payment for the Shares.

Executed as of the date first set forth above.

ALPS FUND SERVICES, INC.

By: Jeremy O. May
Its: President

ELEVATION ETF TRUST

By:
Its:

Appendix A

Fund	Number of Shares	Share Price	Total Purchase Price Paid to Fund
Dhandho Junoon ETF	1	$25.00	$25.00
Summit Water ETF	1	$25.00	$25.00